Exhibit 10.2

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (the “Agreement”) is entered into between Woodward, Inc. (the “Company”) and Jonathan W. Thayer (“Executive”) (the Company and Executive will be collectively referred to hereinafter as the “Parties”).

WHEREAS, Executive was employed by the Company;

WHEREAS, Executive separated from such employment, effective  April 13, 2020 (the “Termination Date”);

WHEREAS, the Parties seek to fully and finally settle all existing claims, whether or not now known, arising out of Executive’s employment and termination of employment on the terms set forth herein;

NOW THEREFORE, the Parties mutually understand and agree as follows:

1. Payments and Consideration.    In consideration for Executive's execution of this Agreement, and subject to the fulfillment of all of its terms and conditions by Executive,  and provided Executive has not exercised his right of revocation as described in Article 13,  Company and Executive agree as follows:

(a) Severance Pay.  No later than ten (10) business days following the completion of the Revocation Periods described in Article 13, the Company shall pay Executive a lump sum equal to the gross amount of Five Hundred Seventy-Five Thousand dollars ($575,000.00) (the “Severance Pay”), less applicable taxes and other lawful withholdings.

(b) Cash Long Term Incentive Plan (the “Cash LTI Plan”).  The Executive shall be eligible for treatment as a Retired member as defined in and pursuant to the Administrative Guidelines for the Cash LTI Plan, with an imputed retirement date of September 30, 2020 (the “Cash LTI Consideration”). Accordingly, Executive will receive a cash payment for each of the three performance cycles of which the Executive was a participant (and through September 30, 2020), equal to the pro-rated amounts (based on remaining term of each cycle as of such date) of actual payout(s), if any, for each such cycle, payable in each case within five (5) business days following the date payment is made to Participants for the applicable Cash LTI cycle. Proration pursuant to this agreed upon cash payment shall be consistent with the methodology used for proration under the Cash LTI Administrative Guidelines for Participant Retirements in accordance with section 5.5 thereunder. For the avoidance of doubt, for the FY18-FY20 cycle, the proration factor shall be 58.33% (21 of 36 months) of any earned award for that cycle; for the FY19-FY21 cycle, the proration factor shall be 58.33% (21 of 36 months); and for the FY20-FY22 cycle, the proration factor shall be 33.33%  (12 of 36 months). Executive is responsible for notification to the company in any change of address or banking information in order to make any award payment timely.

Exhibit 10.2

(c) Outstanding Stock Options.  All stock options previously awarded to Executive shall continue to be exercisable in accordance with the terms of the Woodward 2017 Omnibus Incentive Plan, and the respective associated stock option agreements (the “Award Agreements”). Notwithstanding the foregoing, in consideration for the Executive’s agreement to the restrictive covenants provided in Article 7 hereof, (i) all of Executive’s unvested stock options previously granted to Executive, other than the October 2019 grant, shall continue to fully vest following the Termination Date in accordance with their respective original vesting schedules, notwithstanding anything to the contrary contained in the Award Agreements; (ii) all of Executive’s unexercised stock options granted to Executive prior to September 30, 2019 (which for the avoidance of doubt includes such options that are vested and that are unvested) shall continue to be exercisable for their respective remaining 10-year terms as though the Executive had continued his employment for such full duration, notwithstanding anything to the contrary contained in the Award Agreements (such revised vesting and exercise periods, the “Stock Option Consideration”). For the avoidance of doubt, the stock options granted to Executive on October 1, 2019 shall lapse and be forfeited pursuant to the terms of the applicable Award Agreement.

(d) Relocation Benefits.  Executive will be reimbursed for unwinding his recent relocation from Baltimore, Maryland, to Fort Collins, Colorado, specifically, with regard to the personal property and the sole real property, in each case, as acquired by Executive for his Fort Collins residence,  as follows:

(i) With respect to such real property, the Company shall undertake,  for a period of 90 days from and after the Termination Date, to sell the real property on behalf of Executive through a third party contractor or agency providing relocation services as may be selected by the Company at its discretion.  In the event of a sale hereunder, the Company shall remit to Executive an amount equal to the sum of (A) the net proceeds received from such sale, and (B) the shortfall, if any, between  (x) Executive’s purchase price of the real property (including any improvements thereto) and (y)  the net sale proceeds.  For purposes of this subsection (i), Executive shall be entitled to establish a minimum sale price for the real property; provided, however, that such minimum sale price shall not be greater than the Executive’s purchase price (including any improvements thereto). In the event such real property is not sold within 90 days following the Termination Date, the Company shall, no later than 10 business days thereafter, purchase the real property from Executive at an amount equal to his purchase price (including any improvements thereto). All transaction fees associated with such sale, and all carrying costs of the real property (i.e., mortgage interest, property insurance, and HOA fees) between the Termination Date and the sale date (whether pursuant to a third party sale or an outright sale to the Company), shall be borne by the Company.

(ii) With respect to such personal property, the Company shall, no later than 10 business days following the Termination Date, purchase the property from Executive at an amount equal to his purchase price for such personal property.

Exhibit 10.2

(e) Healthcare Benefits.  In lieu of providing Executive with any premiums or insurance coverage under any continued healthcare benefits, including the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) or applicable state law, or other similar benefits, Company will pay Executive, no later than ten (10) business days following the completion of the Revocation Periods described in Article 13, the lump sum amount of Thirty-Seven Thousand dollars ($37,000.00), approximating the pre-tax value of such coverage for a 12-month period (the “Healthcare Consideration”).

(f) Outplacement Services. Executive will be eligible to receive outplacement services through Lee Hecht Harrison upon the Effective Date of this Agreement for a period of 12 months.

(g) Elimination of FY20 Bonus.  For the avoidance of doubt, Executive shall not be entitled to any cash payments under the fiscal year 2020 Woodward Variable Incentive Plan (“WVIP”), as the Company has elected to eliminate all such WVIP payments on an enterprise-wide basis.

(h) Consideration.  Executive acknowledges that the Severance Pay, the Cash LTI Consideration, the Stock Option Consideration, the Relocation Benefits, the Healthcare Consideration, and other consideration set forth herein exceeds that to which Executive would otherwise be entitled upon termination of employment without providing a release of claims under the normal operation of the Company’s benefit plans, policies, and/or practices. Irrespective of whether Executive signs this Agreement, Executive will be paid all compensation earned through the Termination Date.

2. Waiver and Release.   For valuable consideration from the Company, receipt of which is hereby acknowledged, Executive waives, releases, and forever discharges the Company and its current and former parents, subsidiaries, affiliates, divisions, shareholders, owners, members, officers, directors, attorneys, agents, employees, insurers, successors, and assigns, and the Company’s parents’, subsidiaries’ and affiliates’ divisions, shareholders, owners, members, officers, directors, attorneys, agents, employees, insurers, successors, and assigns (collectively referred to as the “Company Releasees”) from any and all rights, causes of action, claims or demands, whether express or implied, known or unknown, that arise on or before the date that Executive executes this Agreement, which Executive has or may have against the Company and/or the Company Releasees, including, but not limited to, any rights, causes of action, claims, or demands relating to or arising out of the following:

(a) anti-discrimination, anti-harassment, and anti-retaliation laws, such as the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, and Executive Order 11141, which prohibit employment discrimination based on age; Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 (42 U.S.C. § 1981), the Equal Pay Act, and Executive Order 11246, which prohibit discrimination based on race, color, national origin, religion, or sex (including sexual harassment or sexual abuse); the Genetic Information Nondiscrimination Act, which prohibits discrimination on the basis of genetic information; the Americans With Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination based on disability; and any other federal, state, or local laws prohibiting employment or wage discrimination; and

Exhibit 10.2

(b) other employment laws, such as the Worker Adjustment and Retraining Notification Act, which requires that advance notice be given of certain workforce reductions; the Executive Retirement Income Security Act of 1974, which, among other things, protects employee benefits; the Family and Medical Leave Act, which requires employers to provide leaves of absence under certain circumstances; state laws which regulate wage and hour matters, including all forms of compensation, vacation pay, sick pay, compensatory time, overtime, commissions, bonuses, and meal and break periods; state family, medical, and military leave laws, which require employers to provide leaves of absence under certain circumstances; the Sarbanes Oxley Act; and any other federal, state, or local laws relating to employment which—to the extent Executive performed work for the Company in West Virginia—would include, without limitation, the West Virginia Human Rights Act, and—to the extent Executive performed work for the Company in New Jersey—would include, without limitation, the New Jersey Conscientious Executive Protection Act; and

(c) tort, contract, and quasi-contract claims, such as claims for wrongful discharge, physical or personal injury, sexual harassment or sexual abuse, intentional or negligent infliction of emotional distress, fraud, fraud in the inducement, negligent misrepresentation, defamation, invasion of privacy, interference with contract or with prospective economic advantage, breach of express or implied contract, unjust enrichment, promissory estoppel, breach of covenants of good faith and fair dealing, negligent hiring, negligent supervision, negligent retention, and similar or related claims;

(d) all remedies of any type, including, but not limited to, damages and injunctive relief, in any action that may be brought on Executive’s behalf against the Company and/or the Company Releasees by any government agency or other entity or person;

(e) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received or to be received by Executive, whether as a result of this Agreement or otherwise;

(f) any claim related to any decision(s), for whatever reason, by any of the Woodward Releasees to not re-hire Executive at any time in the future; and
(g) any and all claims for attorneys’ fees and costs.

Executive understands that Executive is releasing claims about which Executive may not know anything at the time Executive executes this Agreement. Executive acknowledges that it is Executive’s intent to release such unknown claims, even though Executive recognizes that someday Executive might learn new facts relating to Executive’s employment or learn that some or all of the facts Executive currently believes to be true are untrue, and even though Executive might then regret having signed this Agreement. Nevertheless, Executive acknowledges Executive’s awareness of that risk and agrees that this Agreement shall remain effective in all respects in any such case. Executive expressly waives all rights Executive might have under any laws, including, without limitation, the laws set forth in Exhibit A to this Agreement, intended to protect Executive from waiving unknown claims.

Exhibit 10.2

3. Excluded Claims. Notwithstanding anything to the contrary in this Agreement, the waiver and release contained in this Agreement shall exclude awards to Executive from or by a government agency for providing information, as well as any rights or claims that (a) may arise after the date on which Executive executes this Agreement; or (b) cannot be released under applicable law (such as worker’s compensation and unemployment insurance claims). In addition, the Parties agree that this Agreement shall not adversely affect, alter, or extinguish any vested right that Executive may have with respect to any pension or other retirement benefits to which Executive is or will be entitled by virtue of Executive’s employment with the Company, and nothing in this Agreement shall prohibit Executive from enforcing such rights. Moreover, nothing in this Agreement shall prevent or preclude Executive from challenging in good faith the validity of this Agreement, nor does it impose any conditions precedent, penalties, or costs for doing so, unless specifically authorized by applicable law.

4. No Other Claims. Except to the extent previously disclosed by Executive in writing to the Company, Executive represents and warrants that Executive has (a) filed no claims, lawsuits, charges, grievances, or causes of action of any kind against the Company and/or the Company Releasees and, to the best of Executive’s knowledge, Executive possesses no claims (including Fair Labor Standards Act (“FLSA”) and worker’s compensation claims); (b) received any and all compensation (including overtime compensation), meal periods, and rest periods to which Executive may have been entitled, and Executive is not currently aware of any facts or circumstances constituting a violation by the Company and/or the Company Releasees of the FLSA or other applicable wage, hour, meal period, and/or rest period laws; and (c) not suffered any work-related injury or illness within the twelve (12) months preceding Executive’s execution of this Agreement, and Executive is not currently aware of any facts or circumstances that would give rise to a worker’s compensation claim against the Company and/or the Company Releasees.

5. Sexual Harassment/Sexual Abuse Claims (Tax Cuts and Jobs Act Disclosure). This Agreement has been offered to Executive based on the Company’s understanding that Executive has not suffered any sexual harassment or sexual abuse in connection with Executive’s employment by the Company or services rendered in connection with the Company, including by any owner, director, officer, partner, manager, employee, agent, client, potential client, customer, potential customer, vendor, or supplier of the Company. If that understanding is incorrect, then Executive should promptly provide information relating to any such sexual harassment or sexual abuse in writing as soon as practicable to the Company contact identified in the “Review and Revocation Periods” Paragraph below, even if Executive has previously reported such information prior to receiving this Agreement. The disclosure of such information will not adversely affect the terms of this Agreement, nor will it extend the time periods described in the “Review and Revocation Periods” Paragraph below. If Executive does not provide such information in accordance with this Paragraph before Executive’s execution of this Agreement, then by signing this Agreement Executive represents and warrants that Executive has not suffered any sexual harassment or sexual abuse in connection with Executive’s employment by the Company or services rendered in connection with the Company, including by any owner, director, officer, partner, manager, employee, agent, client, potential client, customer, potential customer, vendor, or supplier of the Company.

Exhibit 10.2

6. Wage Deduction Orders.  Executive represents and warrants that Executive is not subject to any wage garnishment or deduction orders that would require payment to a third party of any portion of the Severance Pay. Any exceptions to the representation and warranty contained in this Paragraph must be described in writing and attached to the executed copy of this Agreement that Executive submits to the Company. Such disclosure shall not disqualify Executive from receiving Severance Pay under this Agreement; provided, however, that the amount of Severance Pay described in Paragraph 1 shall be reduced in accordance with any such wage garnishment or deduction order as required by applicable law.

7. Restrictive Covenants. The Executive shall be subject to the following restrictive covenants as of the Effective Date of this Agreement:

(a) Noncompetition.   Except as may be prohibited by applicable law, for a period of twelve (12) months after the Termination Date, the Executive shall not (i) directly or indirectly act alone or in concert or conspire with any person in order to engage in or prepare to engage in or to have a financial or other interest in any business or any activity which the Executive knows (or reasonably should have known) to be directly competitive with the business of the Company or its subsidiaries as then being carried on; or (ii) serve as an employee, agent, partner, shareholder, director or consultant for, or in any other capacity participate, engage, or have a financial or other interest in any business or any activity which the Executive knows (or reasonably should have known) to be directly competitive with the business of the Company or its subsidiaries as then being carried on (provided, however, that notwithstanding anything to the contrary contained in this Agreement, the Executive may own up to five percent (5%) of the outstanding shares of the capital stock of a company whose securities are registered under Section 12 of the Securities Exchange Act of 1934).

Exhibit 10.2

(b) Confidentiality.  The Company has advised the Executive, and the Executive acknowledges, that it is the policy of the Company to maintain as secret and confidential all Protected Information (as defined below), and that Protected Information has been and will be developed at substantial cost and effort to the Company. Other than in the regular course of the Executive's employment with the Company, all Protected Information shall remain confidential permanently and the Executive shall not at any time, directly or indirectly, divulge, furnish, or make accessible to any person, firm, corporation, association, or other entity, nor use in any manner, at any time or for any reason, any Protected Information, or cause any such information of the Company to enter the public domain, other than with the written consent of the Company or as may be required by law or leg al process (after giving the Company notice and an opportunity to contest such requirement). For purposes of this Agreement, "Protected Information" means trade secrets, confidential and proprietary business information of the Company and its subsidiaries, and any other information of the Company and its subsidiaries, including, but not limited to, customer lists (including potential customers), sources of supply, processes, plans, materials, pricing information, internal memoranda, marketing plans, internal policies, and products and services which may be developed from time to time by the Company and its subsidiaries and their agents or employees, including the Executive; provided, however, that information that is in the public domain (other than as a result of a breach by the Executive of this Agreement), approved for release by the Company or law fully obtained from third parties who are not bound by a confidentiality agreement with the Company, is not Protected Information.

(c) Nonsolicitation.  For a period of twelve (12) months after the Termination Date, the Executive shall not employ or retain or solicit for employment or arrange to have any other person, firm, or other entity employ or retain or solicit for employment or otherwise participate in the employment or retention of any person who is an employee or consultant of the Company or any subsidiary thereof. Nothing in the foregoing shall preclude the Executive’s rights to make generalized searches for employees by use of media advertisements that do not specifically target such individuals.

(d) Cooperation.  Executive agrees to cooperate with the Company and its attorneys in connection with any and all lawsuits, claims, investigations, or similar proceedings that have been or could be asserted at any time arising out of or related in any way to Executive's employment by the Company or any of its subsidiaries.

(e) Nondisparagement. At all times, the Executive and Company agree not to disparage the one another or otherwise make comments harmful to the other’s reputation.

Exhibit 10.2

(f) Remedies.  The Executive and the Company agree that the restrictive covenants contained in this Article 7 are reasonable under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction any such covenant is not reasonable in any respect, such court will have the right, power and authority to excise or modify any provision or provisions of such covenants as to the court will appear not reasonable and to enforce the remainder of the covenants as so amended. The Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of the Executive's obligations under this Article 7  would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, the Executive acknowledges, consents and agrees that, in addition to any other rights or remedies that the Company may have at law, in equity or under this Agreement, upon adequate proof of the Executive's violation of any such provision of this Agreement, the Company will be entitled to seek immediate injunctive relief, including but not  limited to, a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage.

(g) Adherence to Company’s Insider Trading Policy.  Executive shall remain subject to quarterly blackout period currently in effect until the trading restrictions under such blackout period is lifted, effective on the third business day following the public release by Woodward of its earnings for the second quarter of fiscal year 2020, and shall comply with all provisions of the Company’s Insider Trading Policy as applicable to employees following their separation date. Following the Termination Date, and provided the Executive no longer gains access to or receives material non-public information regarding the Company (including but not limited to consolidated financial information), Executive shall no longer be subject to any Company imposed blackout restrictions.

8. Right to Communicate.

(a) Notwithstanding any provision of this Agreement or any other agreement executed by Executive to the contrary, there shall be no restriction on Executive’s ability to (i) report violations of any law or regulation, (ii) provide truthful testimony or information pursuant to subpoena, court order, or similar legal process, (iii) provide truthful information to government or regulatory agencies, or (iv) otherwise engage in whistleblower activity protected by the Securities Exchange Act of 1934, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any rules or regulations issued thereunder, including, without limitation, Rule 21F-17.

(b) In addition, 18 U.S.C. §1833(b) provides, “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement, any other agreement executed by Executive, or any Company policy is intended to conflict with this statutory protection.

Exhibit 10.2

9. Future Employment With the Company.  Executive agrees that neither Company nor any affiliate of Company has any obligation to hire or rehire Executive at any time in the future. Executive forever releases, waives, and relinquishes any right or claim to be hired by, or to reinstatement with, the Company (or any affiliate of the Company). Executive agrees that this Agreement is a lawful, non-discriminatory, and non-retaliatory basis upon which the Company (or any affiliate of the Company) may refuse to hire or rehire Executive.

10. Non-Admission of Liability.  The Parties agree that nothing contained in this Agreement is to be construed as an admission of liability, fault, or improper action on the part of either of the Parties.

11. Return of Company Property.  Executive represents and warrants that Executive has returned all property belonging to the Company, including, but not limited to, all keys, access cards, office equipment, computers, cellular telephones, notebooks, documents, records, files, written materials, electronic information, credit cards bearing the Company’s name, and other Company property (originals or copies in whatever form) in Executive’s possession or under Executive’s control, with the exception of this Agreement and compensation and benefits-related documents concerning Executive.

12. Consultation With Legal Counsel. The Company hereby advises Executive to consult with an attorney prior to signing this Agreement.

13. Review and Revocation Periods.   Executive acknowledges that Executive has been given at least twenty-one  (21) days to consider this Agreement from the date that it was first given to Executive.  Executive agrees that changes in the terms of any version(s) of this Agreement, whether material or immaterial, do not restart the running of the twenty-one  (21)-day consideration period.  Executive may accept the Agreement by executing this Agreement within the designated time period. Executive shall have seven (7) days from the date that he executes the Agreement to revoke his acceptance of the Agreement by delivering written notice of revocation within the seven (7)-day period to the following Company contact:

Woodward, Inc.

Attn: Paul Benson,  Corporate Vice President, Human Resources

1081 Woodward Way, Fort Collins CO 80524

If Executive does not revoke acceptance, this Agreement will become effective and irrevocable by Executive on the eighth day after Executive has executed it.

For the avoidance of doubt, if Executive elects not to execute this Agreement and return it to the Company by May 1, 2020 (the “Expiration Date”), the offer to pay the Severance Pay will automatically expire on the Expiration Date. If Executive or Executive’s agent proposes new or different terms to the Company from those contained in this Agreement, such proposal will nullify the offer to pay Severance Pay unless and until the Company renews its offer or makes a subsequent offer, in which case the terms of the renewed or subsequent offer (if any) will control. If Executive exercises any right of revocation Executive has under this Agreement, the offer to pay the Severance Pay will expire on the date of such revocation.

Exhibit 10.2

14. Choice of Law.   This Agreement is made and entered into in Colorado and, to the extent the interpretation of this Agreement is not governed by applicable federal law, shall be interpreted and enforced under and shall be governed by the laws of that state.

15. Severability. Should any provision of this Agreement be held to be illegal, void or unenforceable, such provision shall be of no force and effect. However, the illegality or unenforceability of any such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement.

16. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

17. Binding Effect.   This Agreement shall be binding upon and inure to the benefit of Executive, the Company, and the Company Releasees, and their respective representatives, predecessors, heirs, successors, and assigns.

18. Entire Agreement.   This Agreement contains the complete understanding between the Parties as to the subject matter contained herein, and no other promises or agreements shall be binding unless signed by both an authorized representative of the Company and Executive. In signing this Agreement, the Parties are not relying on any fact, statement, or assumption not set forth in this Agreement. Notwithstanding the foregoing, Executive understands that any agreements signed by Executive to which the Company is a party, a successor, or an assign concerning non-disclosure of confidential information, non-competition, non-solicitation, tuition reimbursement, loan repayment, deductions from final compensation ownership of inventions or intellectual property, equity or stock plans, or the like, are not superseded by this Agreement. Rather, the terms of such agreements are incorporated herein by reference and, to the extent such agreements impose upon Executive additional and/or broader obligations than contained herein, such terms and conditions will be controlling unless the Company expressly waives in writing its right to enforce such terms and conditions.

19. Code Section 409A Compliance. It is intended that this Agreement shall comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated thereunder (“Code Section 409A”), or be exempt from the application of Code Section 409A. For purposes of Code Section 409A, the right to a series of installment payments hereunder shall be treated as a right to a series of separate payments. In no event may Executive, directly or indirectly, designate the calendar year of any payment under this Agreement. Notwithstanding any provision in this Agreement to the contrary, any references to termination of employment or Termination Date shall mean and refer to “separation from service” and the date of such “separation from service” as that term is defined in Code Section 409A.

Exhibit 10.2

20. Specified Executive. Notwithstanding any other provision of this Agreement to the contrary, because Executive is considered a “specified employee” for purposes of Code Section 409A, any payment that constitutes “deferred compensation” within the meaning of Code Section 409A that is otherwise due to Executive as a result of such Executive’s “separation from service” under this Agreement during the six (6)-month period immediately following Executive’s “separation from service” shall be accumulated and paid to the Executive on the first day of the seventh month following such “separation from service” (“Delayed Payment Date”), provided that if Executive dies prior to the payment of such amounts, such amounts shall be paid to the personal representative of Executive’s estate on the first to occur of the Delayed Payment Date or ten (10) days following the date of Executive’s death.

21. Representation and Warranty of Understanding.   By signing below, Executive represents and warrants that he: (a) has carefully read and understands the terms of this Agreement; (b) is entering into the Agreement knowingly, voluntarily and of his own free will; (c) understands its terms and significance and intends to abide by its provisions without exception; (d) has not made any false statements or representations in connection with this Agreement; and (e) has not transferred or assigned to any person or entity not a party to this Agreement any claim or right released hereunder, and Executive agrees to indemnify the Company and hold it harmless against any claim (including claims for attorneys’ fees or costs actually incurred, regardless of whether litigation has commenced) based on or arising out of any alleged assignment or transfer of a claim by Executive.

/s/ Jonathan W. Thayer	April 23, 2020
Jonathan W. Thayer	DATE

Woodward, Inc.

/s/ Paul P. Benson	April 28, 2020
Paul P. Benson (Corporate Vice President, Human Resources)	DATE

Exhibit 10.2

Exhibit A

As emphasized in the Agreement, Executive understands that Executive is releasing claims that Executive may not know about and that Executive expressly waives and relinquishes all rights and benefits which Executive may have under any state or federal statute or common law principle that would otherwise limit the effect of this release to claims known or suspected prior to the date Executive sign this Agreement, including, but not limited to, the effect of protections afforded by the following laws:

1.California Executives

Section 1542 of the Civil Code of the State of California states as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, and that if known by him or her would have materially affected his or her settlement with the debtor or released party.”

2.Montana Executives

Section 28-1-1602 of the Montana Code Annotated states as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in the creditor’s favor at the time of executing the release, which, if known by the creditor, must have materially affected the creditor’s settlement with the debtor.”

3.North Dakota Executives

Section 9-13-02 of the North Dakota Century Code states as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in the creditor’s favor at the time of executing the release, which if known by the creditor,

must have materially affected the creditor’s settlement with the debtor.”

4.South Dakota Executives

Section 20-7-11 of the South Dakota Codified Laws states as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his [or her] favor at the time of executing the release, which if known by him [or her] must have materially affected his [or her] settlement with the debtor.”

Thus, notwithstanding the provisions of Section 1542 of the Civil Code of the State of California, Section 28-1-1602 of the Montana Code Annotated, Section 9-13-02 of the North Dakota Century Code, and Section 20-7-11 of the South Dakota Codified Laws, and for the purpose of implementing a full and complete release and discharge of the Company and the Company Releasees, Executive expressly acknowledges that this release is intended to include in its effect, without limitation, all claims which Executive does not know or suspect to exist in Executive’s favor at the time Executive executes this Agreement, and that this Agreement contemplates the extinguishment of any such claims.